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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of September 1, 1997, by and between UBICS, INC., a Delaware corporation (the "Company"), and VIJAY MALLYA ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of providing information technology services to various organizations;

         WHEREAS, Employee has been serving as Chairman of the Company, and the Company and Employee desire to enter into a formalized Employment Agreement containing, among other things, certain restrictive covenants and, in connection therewith, the Company has agreed to provide certain additional benefits to Employee;

         WHEREAS, the Company and Employee have agreed to execute and deliver this Agreement in consideration of Employee's employment by the Company and in further consideration, among other things, of (i) the access Employee has had and will continue to have to confidential or proprietary information of the Company, (ii) the willingness of the Company to make valuable benefits available hereafter to Employee, and (iii) Employee's receipt of compensation, including valuable stock options, from time to time by the Company; and

         WHEREAS, the Company desires to procure the services of Employee, and Employee is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

                                   ARTICLE I
                                   EMPLOYMENT

         1.01 Office. Employee is hereby employed as Chairman of the Company and to perform such duties and responsibilities as the Company's By-laws and its Board of Directors may from time to time designate.


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         1.02 Term. Subject to the terms and provisions of Article II hereof,
Employee's employment hereunder shall commence on the date hereof and shall continue for an initial term of three years unless terminated earlier pursuant to the provisions hereof. Beginning on the date which is two years after the date hereof, and on each day thereafter this Agreement shall automatically extend for an additional day, so that the remaining term of this Agreement shall always be 12 months, unless either party gives the other written notice of its intention to not so extend this Agreement, whereupon this Agreement shall terminate on the date which is one year after the date of such notice.

         1.03 Salary. A salary shall be paid to Employee by the Company during the term of this Agreement at the rate of $150,000 per annum, payable monthly in accordance with the Company's normal payroll practices (the "Salary"). The Salary may be increased from time to time, such increase, if any, to be determined by the Compensation Committee of the Board of Directors, in its sole discretion.

         1.04 Bonus. The Company shall pay to Employee annually during the term of this Agreement such bonus, if any, as may be determined by the Compensation Committee of the Board of Directors.

         1.05 Out of Pocket Expenses. Employee shall be entitled to reimbursement for his reasonable out-of-pocket expenses incurred in performing his duties in accordance with the general policy of Company, as it may change from time to time, provided that Employee shall provide an itemized account together with supporting receipts for such expenditures in accordance with the requirements set forth in the Internal Revenue Code of 1986, as amended, and related regulations, subject to the right of the Company at any time to place reasonable limitations on such expenses thereafter to be incurred or reimbursed.

         1.06 Employee Benefits. Subject to any limitations imposed by applicable law, Employee shall be covered by such major medical and health insurance, disability, pension, profit-sharing or 401(k) plans as may be available generally to employees of the Company and shall be entitled to receive such other benefits and perquisites as may be determined by the Board of Directors or the Compensation Committee thereof. Employee shall be entitled to such vacation time as is consistent with the performance of his duties.

         1.07         [TO BE PROVIDED]



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         1.08 Options. Employee shall be entitled to receive options to purchase shares of the Company's Common Stock under the Company's 1997 Stock Option Plan in accordance with the terms of a separate Stock Option Agreement.

                                   ARTICLE II
                                  TERMINATION

         2.01 Illness, Incapacity. Subject to the Company's compliance with applicable laws, if during the term of Employee's employment hereunder Employee shall be prevented, in the good faith judgment of the Board of Directors of the Company, from effectively performing his duties hereunder, for a period of the lesser of (a) 90 days or (b) the number of days after which benefits would begin to accrue under the applicable disability insurance policy, by reason of illness or disability, then the Company may, by written notice to Employee, terminate Employee's employment hereunder. Upon delivery to Employee of such notice, together with payment of any compensation set forth in Article I of this Agreement and benefits accrued under this Agreement, Employee's employment and all obligations of the Company under Article I hereof shall forthwith terminate; provided, however, that the Company shall continue to pay Employee's Salary for the remaining term of this Agreement as of the date of such notice. Such termination is without prejudice to any rights Employee may thereafter have against insurance carriers under the employee benefit plans or programs referred to in Section 1.05. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.01.

         2.02 Death. If Employee dies during the term of his employment hereunder, Employee's employment hereunder shall terminate and all obligations of the Company hereunder shall forthwith terminate; provided, however, the Company shall continue to pay to Employee's estate Employee's Salary for a period of six months following the date of Employee's death.



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         2.03 Company Termination.

              (a) For Cause. Employee's employment hereunder may be terminated at any time by the Company for cause. Termination shall be deemed for cause if among the reasons therefor are Employee's dishonesty, disloyalty, willful misconduct, gross negligence or refusal or unwillingness to perform his duties hereunder in good faith and to the best of his ability. Payment of all compensation and provision of all benefits to Employee hereunder shall cease effective as of the date of any such termination, except that Employee will be entitled to all compensation and benefits accrued as of the date of termination. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this
Section 2.03(a).

              (b) Without Cause. Employee's employment hereunder may be terminated at any time by the Company without cause, provided that upon any such termination without cause the Company shall pay Employee, subject to Employee's compliance with all of his obligations hereunder, his full Salary plus employee benefits for the remainder of the term of this Agreement. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.03(b).

         2.04 Employee Termination. Employee agrees to give the Company two months prior written notice of the termination of his employment with the Company. Simultaneously with such notice, Employee shall inform the Company in writing as to his employment plans following the termination of his employment with the Company. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this
Section 2.04.

         2.05 Effect of Termination on Options. Notwithstanding anything to the contrary set forth in any stock option plan of the Company or any Stock Option Agreement between the Company and Employee, in the event of termination of Employee's employment hereunder for any reason other than for cause due to Employee's willful misconduct or gross negligence, all stock options held by Employee shall immediately vest and shall remain exercisable by Employee or Employee's estate for a period of one year following such termination.

                                  ARTICLE III
                           EMPLOYEE'S ACKNOWLEDGMENTS

              Employee acknowledges that: (a) in the course of Employee's employment by the Company, Employee will acquire information concerning



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the Company's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the Company, the Company's recruiting method and practices, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods and other confidential or proprietary information belonging to the Company relating to the Company's affairs (collectively referred to herein as the "Confidential Information");
(b) the Confidential Information is the property of the Company; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (d) it is essential for the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee's own advantage or the advantage of others.

              Employee further acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained (a) from soliciting or inducing any employee of the Company to leave the employ of the Company, (b) from soliciting the trade of or trading with the customers of the Company for a competitive purpose and (c) from competing against the Company for a reasonable period of time following termination of Employee's employment by the Company.

                                   ARTICLE IV
                      EMPLOYEE'S COVENANTS AND AGREEMENTS

         4.01 Nondisclosure or Utilization of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company and its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate, disclose or use for any reason or purpose, or make available to anyone for use outside the Company's organization at any time for any reason or purpose, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

         4.02 Duties.

              (a) General. Employee agrees to be a loyal employee of the Company. Employee agrees to devote his best efforts to the performance of his



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duties as Chairman, to give proper time and attention to furthering the
Company's business, and to comply with all rules, regulations and instructions established or issued by the Company. Employee further agrees that during the term of this Agreement, Employee shall not, directly or indirectly, engage in any business which would detract from Employee's ability to apply his best efforts to the performance of his duties hereunder. Employee also agrees that he shall not usurp any corporate opportunities of the Company.

              (b) Other Activities. The Company is affiliated with the UB Group and understands that the Employee has responsibilities to and performs services for other companies which are part of the UB Group, including acting as director, officer or employee of such companies. The parties agree that the Employee shall devote such time to the Company's business as he and the Board of Directors jointly believe is reasonably appropriate and his performing services for other companies within the UB Group as described above shall not constitute a breach of this Agreement.

         4.03 Return of Materials. Upon the termination of Employee's employment by the Company for any reason, Employee shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, proposals and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

         4.04 Nonsolicitation of Customers. Employee agrees that during his employment by the Company and for three (3) years following termination of Employee's employment with the Company for any reason, he shall not, directly or indirectly, solicit the trade of, or trade with, any customer or prospective customer of the Company in competition with the Company.

         4.05 Nonsolicitation of Employees. Employee agrees that during his employment by the Company and for three (3) years following termination of Employee's employment with the Company for any reason, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company.

         4.06 Restriction on Competition. Employee covenants and agrees that during the term of his employment with the Company and for a period of one (1) year following the termination thereof for any reason, Employee shall not engage, directly or indirectly, whether as principal or as agent, officer, director,



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employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business, except as a shareholder of less than one percent of the outstanding capital stock of a publicly held corporation. For purposes of this Agreement, the term "Competing Business" shall mean any person, corporation or other entity that maintains an office in the United States of America that provides information technology services to organizations in competition with the Company.

         4.07 Limitation on Covenant. The covenant set forth in Section 4.06 above shall not be applicable in any of the following circumstances:

              (1) If Employee terminates this Agreement because the Company is in material violation of its obligations under this Agreement; or

              (2) If any event should occur that gives rise to the incurrence by the Company of a severance obligation to Employee under Article VI of this Agreement.

                                   ARTICLE V
                   EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

         5.01 No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof.

         5.02 Remedies. In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.



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                                   ARTICLE VI

                              SEVERANCE AGREEMENT

         6.01 Severance Obligations. If on or after the date of a "Change in Control" (as defined below), the Company, for any reason, terminates Employee's employment or Employee resigns "for good reason" (as defined below), then the Company shall pay to Employee within five days following the date of termination or date of resignation: (i) Employee's salary and benefits through the termination date or resignation date, both as in effect on the date prior to the date of the Change in Control; and (ii) the amount of any bonus payable to Employee for the year in which the Change in Control occurred, pro rated to take into account the number of days that have elapsed in such year prior to the termination date or the resignation date. In addition, during the period equal to the remaining term of this Agreement as in effect on the day prior to the termination or resignation date, the Company shall continue to pay to Employee his annual salary, as in effect on the day prior to the date of the Change in Control, on the dates when such salary would have been payable had Employee remained employed by the Company and shall continue to provide to Employee during such period, at no cost to Employee, the benefits Employee was receiving on the day prior to the date of the Change in Control or benefits substantially similar thereto.

         6.02 Definitions of Change of Control. A "Change in Control" is deemed to occur upon any of the following events: (i) any individual, corporation, partnership, association, trust or other entity (other than Employee or an affiliate of Employee) becomes the beneficial owner (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; (ii) the individuals who as of the date of this Agreement are members of the Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of a least a majority of the Incumbent Board, such new director will be considered to be a member of the Incumbent Board); (iii) an agreement by the Company to consolidate or merge with any other entity pursuant to which the Company will not be the continuing or surviving corporation or pursuant to which shares of the Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of the Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger; (iv) an agreement of the Company to sell, lease, exchange or otherwise transfer in one transaction or a series of



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related transactions substantially all the assets of the Company; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of the Company; or (vi) an agreement to sell more than 50% of the outstanding voting securities of the Company in one or a series of related transactions other than an initial public offering of voting securities registered with the Securities and Exchange Commission.

         6.03 Definition of "Good Reason". The term "good reason" means: (i) a material diminution by the Company of Employee's title or responsibilities, as that title and those responsibilities existed on the day prior to the date of a Change in Control; or (ii) a material diminution by the Company in Employee's salary, benefits or incentive or other forms of compensation, all as in effect on the day prior to the date of a Change in Control.

                                  ARTICLE VII
                                 MISCELLANEOUS

         7.01 Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

         7.02 Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them.

         7.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         7.04 Agreement Binding. The obligations of Employee under this Agreement shall continue after the termination of his employment with the Company for any reason, with or without cause, and shall be binding on his heirs, executors, legal representatives and assigns and shall be binding on and inure to the benefit of any successors and assigns of the Company.

         7.05 Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same



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instrument. The section headings of this Agreement are for convenience for reference only and shall not affect the construction or interpretation of any of the provisions hereof.

         7.06 Binding Arbitration. The parties agree that all claims, disputes and other matters in question between them, arising out of or related to this Agreement, and the rights, duties and obligations arising thereunder or the breach thereof, shall be decided by common-law arbitration in Pittsburgh, Pennsylvania, in accordance with the Rules of the American Arbitration Association then prevailing, unless the parties mutually agree otherwise; provided however, the Company shall have the right to obtain preliminary or permanent injunctive relief from a court of appropriate jurisdiction while the arbitration process is continuing, and/or after the Board of Arbitrators renders its decision on the merits; provided further, if either party would be entitled to join a third party if the proceeding were brought before a court of applicable jurisdiction, then in the interests of judicial economy, either party may litigate all disputes against the other party and any third party in one action before a court of appropriate jurisdiction. The parties agree that with regard to all claims, disputes and remedies arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, Pennsylvania and applicable appellate courts, shall have jurisdiction over their persons. This provision shall not be deemed to confer exclusive subject matter jurisdiction over such courts. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not party to this Agreement.

                            [SIGNATURE PAGE FOLLOWS]



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              IN WITNESS WHEREOF, the parties hereto have executed this
Agreement or caused this Agreement to be executed the day and year first above written.

ATTEST:


_____________________________                ______________________________
                                             Vijay Mallya


ATTEST:                                      UBICS, INC.


_____________________________                By: __________________________


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